Exhibit 10.2

DEVELOPMENT AGREEMENT

This Development Agreement No. C56-12-00323 (the “Agreement”) is made effective as of July 26, 2012 (“Effective Date”), by and between Apple Inc., a California corporation having its principal place of business at 1 Infinite Loop, Cupertino, California 95014, United States (“Apple”), and AuthenTec, Inc., having its principal place of business at 100 Rialto Place, Suite 100, Melbourne, Florida 32901, United States (“Company”).

1)	Scope of Work.

a)	During the term of this Agreement, Company will provide development services (the “Services”) to Apple as described in Statements of Work under this Agreement (the “Statement of Work” or “SOW”). Changes to an SOW will only be effective if set forth in a writing signed by authorized representatives of both Company and Apple.

b)	Company will ensure that its employees, agents, and pre-approved subcontractors, if any, involved in performance of the Services will have the experience and expertise reasonably necessary to perform such Services and will at all times be bound by appropriate agreements to vest in Company all of their right, title and interest in any Project Work Product (as defined below), and all Intellectual Property Rights therein or thereto, that are to be the property of Apple or otherwise protected pursuant to Sections 3, 5 and 6 below.

c)	Company represents and warrants that Company is not obligated under, and will remain free of any obligations under, any agreement in conflict with the provisions of this Agreement or any SOW. Company will notify Apple promptly if Company knows, or has reason to believe, that an SOW or any instructions from Apple would, if followed by Company, cause Company to violate any applicable law or infringe or misappropriate any party’s Intellectual Property Rights (as defined below).

2)	Apple Project Materials.

a)	Apple may provide items and materials as specified in an SOW (the “Project Materials”). Company agrees that it will not, without Apple’s express prior written authorization in each instance, disassemble, decompile, or otherwise reverse engineer any Project Materials, except to the extent an SOW explicitly directs Company to do so. All Project Materials are, and will remain, the sole and exclusive property of Apple. Upon completion of the Services, Project Materials will be returned to Apple or destroyed at Apple’s sole discretion.

3)	Communication, Visits, Results, and Reports.

a)

Subject to Company’s rights in the Company Background Technology, all Technology conceived, reduced to practice, authored, created or developed by or for Company (whether separately or jointly with Apple or a third party) in the course of providing the Services (including without limitation any corrections, improvements, enhancements, and other feedback resulting from Company’s access to or use of the Project Materials) and all Intellectual Property Rights in or to such Technology (the “Project Work Product”) will be the sole property of Apple. “Technology” means any (i) information, data, reports, findings, conclusions, results, work papers, notebooks, electronic records, samples, prototypes, deliverables and any other information or materials in any form or format and (ii) inventions, discoveries, ideas, suggestions, processes, methodologies, formulas, techniques, works of authorship, trade secrets and know-how, whether patentable or not. “Company Background Technology” means Company’s Technology created or developed by or for Company either (i) prior to the date of the Prior Interim Agreement or (ii) subsequent to the date of the Prior Interim Agreement if conceived, reduced to practice, authored, created or developed by Company separately and independently of the services or any other activity performed by Company under or governed by the Prior Interim Agreement or the Interim Agreement and separately and independently of its provision of any Services, and all Intellectual Property Rights therein or thereto. “Prior Interim Agreement” means the Interim Agreement, dated March 9, 2012, as amended on March 21, 2012 and March 30, 2012, between Apple and Company. “Interim Agreement” means the Second Interim Agreement, dated May 16, 2012, between Apple and Company.

b)	No Project Work Product will be destroyed or otherwise disposed of by Company without Apple’s prior written authorization. Company will, upon Apple’s periodic requests, promptly deliver any and all Project Work Product and any work-in-process to Apple.

c)	Company will provide Apple with a written monthly report (in the format specified in the SOW or as reasonably requested by Apple) summarizing the progress of the Services and creation of any new Project Work Product since the last written report.

d)	Apple or its representatives may inspect Company facilities and audit Company records to ensure Company is meeting all of its obligations under this Agreement. Inspections and audits will occur during normal working hours and with reasonable frequency for the purposes of performing quality assurance audits, observing progress of the Services, discussing the Services with relevant Company personnel and inspecting records and data relevant to the Services and this Agreement.

4)	Compensation.

a)	The compensation Apple owes to Company for performing the Services shall be specified in an SOW. Apple will reimburse expenses that are specified in an SOW or that an authorized Apple representative approves in writing prior to being incurred. Other than as specified in an SOW, Company will supply without charge all facilities, utilities, equipment, supplies, personnel, information, rights, and other resources required to timely perform the Services.

b)	Expense reimbursements and other payments owed pursuant to an SOW will be made within forty-five (45) days of receipt of Company’s invoice and any supporting documentation that Apple reasonably requests within thirty (30) days of receipt of Company’s invoice.

5)	Confidentiality.

a)	The disclosure and use of all confidential information pursuant to this Agreement will be subject to the terms of the Parties’ existing Nondisclosure Agreement, dated January 26, 2012, the terms of which are incorporated by reference herein. Nothing in the Nondisclosure Agreement and this Agreement will prevent a party from disclosing the Project Work Product to the extent necessary to exercise their rights under this Agreement to that Project Work Product.

b)	Certain information to be shared by either party may include confidential information that is highly confidential (“Restricted Information”). If a party labels any confidential information as “Restricted Information,” in addition to the confidentiality obligations of the Nondisclosure Agreement, the other party will implement the following procedures with respect to the Restricted Information:

i)	The receiving party will limit disclosure of the Restricted Information to the individuals approved in writing in advance by the disclosing party. The receiving party may not disclose the Restricted Information to any other of its personnel, consultants or subcontractors without the disclosing party’s prior written approval.

ii)	The Restricted Information may be used solely for the purpose of developing a 2D fingerprint sensor for Apple that is suitable for use in an Apple product.

c)	Notwithstanding anything to the contrary in the Nondisclosure Agreement:

i)	Company will be free to use and disclose (as necessary) the Residuals resulting from access to or work with Apple’s confidential information (but not Apple’s Restricted Information) after (A) September 30, 2014, if Apple exercises any Acquisition Right (as defined in the IP Agreement) in accordance with the IP Agreement or (B) December 31, 2013, if Apple exercises none of the Acquisition Rights in accordance with the IP Agreement; and

ii)	Apple is free to use and disclose (as necessary) the Residuals resulting from access to or work with Company’s confidential information (but not Company’s Restricted Information) at any time.

Except as specified in this Agreement, neither party has an obligation to limit or restrict the assignment of employees who have access to the other party’s confidential information or to pay royalties for any work resulting from the use of Residuals. Nothing in this Section 5(c) is intended to grant a license or waive any rights in either Party’s patents, copyrights or trademarks. “Residuals” means information in non-tangible form which may be retained in the unaided memories of persons who have had access to confidential information, including without limitation ideas, concepts, know-how or techniques contained therein. A person’s memory is unaided if the person has not intentionally memorized the confidential information or accessed it for the purpose of retaining and subsequently using or disclosing it. “IP Agreement” means the Intellectual Property and Technology Agreement, dated as of the same date as the Effective Date, between Apple and Company.

6)	Intellectual Properties.

a)

No right or license to Apple’s Intellectual Property Rights is granted or implied as a result of this Agreement or the Services, except that Apple hereby grants to Company a limited, non-exclusive, worldwide, royalty-free license to use Apple’s Intellectual Property Rights solely to the extent necessary to perform Services under this Agreement.

The delivery, disclosure or limited license of Project Materials or of Company Background Technology provided in this Agreement does not constitute a public disclosure. “Intellectual Property Rights” means all current and future rights in patents, copyrights, trade secrets, trademarks, mask works, design rights, database rights and any other intellectual property rights, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing that may exist anywhere in the world, including without limitation, in the case of each of the foregoing, whether unregistered, registered or comprising an application for registration.

b)	Subject to Company’s rights in the Company Background Technology, all right, title and interest in and to all Project Work Product and all Intellectual Property Rights therein or thereto, will be the sole property of Apple, and Company hereby transfers and assigns the same to Apple. Company will communicate to Apple any of the same promptly and fully upon its creation or development. Company will execute all papers and take all actions that Apple reasonably deems necessary or advisable for the filing and prosecution of patent applications or copyright or other applications and, if appropriate, maintenance of patents or other registrations, rights or properties that may issue therefrom, including without limitation execution of any assignments or other agreements further evidencing Apple’s ownership, subject to Company’s rights in the Company Background Technology, of Project Work Product and all Intellectual Property Rights therein or thereto. Inventorship will be determined under principles of U.S. patent law and practice.

c)	Except as set forth in an SOW, or as otherwise documented in writing and provided to Apple prior to performing any Services, Company represents and warrants that, to the Knowledge of Company, all Intellectual Property Rights not owned by Company and that are necessary for Apple’s use or exploitation of the Project Work Product are the subject of valid license or other agreements that grant to Company all necessary rights to sublicense or otherwise permit Apple’s use or exploitation of the Project Work Product, including without limitation in Apple products. Company, on behalf of itself and its affiliates and their successors and assigns, hereby grants and agrees to grant to Apple, under all AuthenTec Patents (as defined in the IP Agreement), a non-exclusive, non-transferable, royalty-free, perpetual, irrevocable worldwide limited license, without the right of sublicense, to make, have made, use, sell, offer to sell, export and import the Project Work Product in connection with any products or services of Apple or its affiliates. “Knowledge” means (i) the actual knowledge of Company’s executive officers and employees or (ii) the knowledge that Company’s executive officers and employees with direct responsibility for the subject matter would be expected to have after undertaking the due diligence that is typically conducted by Company with respect to the applicable subject matter. An “affiliate” of a party is an entity that, directly or indirectly, is controlled by such party.

d)	Without Company granting any license or waiving any Intellectual Property Rights owned by Company, Apple is free to use any ideas, suggestions or recommendations that Company provides to Apple in the course of providing the Services regarding any products or services of Apple or its affiliates.

7)	Independent Contractor.

a)	Company will at all times be an independent contractor under this Agreement and not an employee or agent of Apple. Neither Company nor Apple will have any authority to obligate or bind the other in any manner whatsoever, and neither Company nor Apple will make any representations or statements about the other or the other’s products or services other than as agreed by the parties in writing or required by applicable law or regulation.

b)	Company will have full responsibility for all applicable withholding taxes for all compensation paid to Company and for compliance with all applicable labor and employment requirements with respect to Company’s employees, including without limitation state worker’s compensation insurance coverage requirements and any immigration or visa requirements. Company agrees to indemnify, defend and hold Apple harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor, employment or immigration requirements, including without limitation any liability for, or assessment of, withholding taxes imposed on Apple by the relevant taxing authorities with respect to any compensation paid to Company or Company’s employees.

8)	Insurance.

a)	Company will keep and maintain insurance covering risks, and in coverage amounts, as set forth in Schedule A attached hereto. Evidence of such insurance will be provided to Apple upon request and Company will require its insurers to notify Apple at least thirty (30) days in advance of any cancellation or expiration of any such coverage.

9)	Term and Termination.

a)	The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 9, will remain in full force and effect until September 30, 2013.

b)	Apple may at any time terminate this Agreement upon thirty (30) days written notice to Company.

c)	Company may terminate this Agreement upon a material breach by Apple of its obligations under this Agreement if Apple fails to cure such breach within thirty (30) days after receiving written notice from Company describing such breach.

d)	In the event of termination by Apple or Company following initiation of substantial work by Company under an SOW, any amounts payable to Company will be prorated based on actual work performed and costs incurred prior to the date of Apple’s notice of termination, plus any unavoidable costs associated with termination of the Services (that could not have been avoided by reasonable mitigation efforts of Company), all such costs to be detailed in a final invoice delivered to Apple within sixty (60) days after termination of the Agreement.

e)	Upon termination, Company will return to Apple all Apple Materials in its possession, together with completed or partially completed reports, data and samples, except for copies maintained for archival purposes to the extent permitted under the SOW. The provisions of Sections 2, 3(a), 4 (subject to Section 9(d)), 5, 6, 9(d), 9(e), and 10 of this Agreement will survive the expiration or termination of this Agreement.

10)	Miscellaneous.

a)	All notices from one party to the other required or permitted under this Agreement will be in writing, will refer specifically to this Agreement, and will be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by registered mail or express courier services providing evidence of delivery, in each case to the recipient party’s respective address set forth on the signature page hereof (or to such updated address as may be specified in writing to the other party from time to time). Such notices will be deemed effective as of the date so delivered or on the third business day following mailing.

b)	Company will not assign, delegate or transfer this Agreement, any SOW, or any of its rights or obligations thereunder (whether voluntarily, by operation of law, or otherwise) without Apple’s prior written consent, except that Company may assign, delegate or transfer this Agreement, together with all SOWs and all of its rights and obligations under this Agreement and all SOWs, to a Company Acquiror in connection with a Change of Control of Company without Apple’s prior written consent, provided that (a) such Company Acquiror executes a “Written Declaration of Commitment to Perform Obligations” in the form attached hereto as Schedule B and (b) Company provides written notice to Apple of such assignment, delegation or transfer and such Change of Control within five (5) business days after such Change of Control. Any attempted assignment, transfer, subcontracting or other delegation without such consent will be void and will constitute a breach of this Agreement. For purposes of this Section, a Change of Control will be considered an assignment of this Agreement. “Change of Control” means: (i) any Person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly in one transaction or a series of related transactions of voting securities representing more than 50% of Company’s outstanding voting securities; or (ii) any reorganization, recapitalization, consolidation, merger, business combination or similar transaction of Company where the holders of outstanding voting securities of Company immediately before the transaction represent or are converted into less than 50% of the beneficial ownership of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of the majority of the assets of Company, other than where the entity acquiring shares or assets, or the surviving entity with respect to clause (ii) above, is a subsidiary of Company. The Agreement will be binding upon, and inure to the benefit of, the successors, representatives, and administrators of the parties. “Company Acquiror” means a third party that acquires control of Company pursuant to a Change of Control.

c)	OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY MAKES NO REPRESENTATION OR WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY SERVICES, PROJECT WORK PRODUCT OR COMPANY BACKGROUND TECHNOLOGY.

d)	APPLE MAKES NO REPRESENTATION OR WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PROJECT MATERIAL.

e)	Company and Apple each acknowledge that any breach of this Agreement may cause irreparable harm to a party or its affiliates and that the remedies for breach may include injunctive relief against such breach, in addition to damages and other available remedies. The prevailing party will be entitled to the award of its reasonable attorneys’ fees in any action to enforce this Agreement.

f)	This Agreement, including any SOWs and the Nondisclosure Agreement referenced herein, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all other agreements between the parties prior to the Effective Date, and all understandings of the parties prior to the Effective Date, in connection with the subject matter hereof. The headings or titles in this Agreement are for purposes of reference only and will not in any way affect the interpretation or construction of this Agreement.

g)	No waiver of any of the provisions of this Agreement will be valid unless in a written document, signed by the party against whom such a waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder. All amendments of this Agreement will be made in writing and signed by both parties, and no oral amendment will be binding on the parties.

h)	This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any conflict of laws principles to the contrary. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it will nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement will not be affected thereby.

i)

Any dispute between the Parties arising under or in connection with this Agreement (“Dispute”) will be resolved in accordance with the procedure described in this Section 10(i). In the event of any Dispute, either party may provide written notice to the other party (“Receiving Party”) describing such Dispute (including without limitation, if applicable, any alleged breach of this Agreement by the Receiving Party). Within twenty (20) days after the Receiving Party receives such notice, senior management of each party will discuss in good faith such Dispute and attempt to resolve such Dispute. If, after such twenty (20) day period, such Dispute is not resolved, either party may provide written notice to the other party initiating expedited arbitration with respect to such Dispute (“Arbitration Notice”). Such arbitration will be conducted in the State of California in accordance with the rules and procedures of the International Chamber of Commerce as modified by the remainder of this Section 10(i). Each Party will appoint one arbitrator. The arbitrators selected by the parties will mutually select one additional arbitrator, who will act as the presiding arbitrator. Within sixty (60) days after such Arbitration Notice, the arbitrators will determine the resolution of such Dispute in accordance with this Agreement. If any Dispute involves any claim by Apple of any material breach by Company of any provision of this Agreement or any Statement of Work, then: (a) Apple may withhold any payments due under any Statement of Work and any payments due under the IP Agreement; (b) if the arbitrators determine that Company is in material breach of this Agreement or any Statement of Work and awards damages to Apple in connection with such breach, (i) Apple may retain such withheld payments in an amount equal to such damages (which shall be considered Company’s payment of such damages to the extent of such withheld payment amount), (ii) if there is any remaining balance of such withheld payments, Apple shall only be obligated to pay such remaining balance to Company in full satisfaction of the withheld payments and (iii) Apple may continue to withhold any such remaining balance until ten (10) business days after Company cures such breach in accordance with the arbitrators’ award; and (c) if the arbitrators determine that Company is not in material breach of this Agreement and the Statements of Work, Apple will pay any withheld amounts then due under any Statement of Work and any withheld amounts then due under the IP Agreement within ten (10) business days after such determination. The determination rendered by the arbitrators will include the steps to be taken by each party (if any) in connection with the resolution of such Dispute and may include the payment of damages or injunctive relief as necessary. Judgment on such determination may be entered in any court having jurisdiction. All terms and conditions of this Agreement will continue in full force and effect during the pendency of the resolution of such Dispute. Notwithstanding anything to the contrary in this Agreement, either party may seek injunctive or equitable relief in any court of competent jurisdiction to protect its confidential information and Intellectual Property Rights.

j)	EXCEPT WITH RESPECT TO ANY BREACHES BY EITHER PARTY OF SECTION 5, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EITHER PARTY, OR ANY OF ITS AFFILIATES, UNDER THIS AGREEMENT EXCEED THE LESSER OF (i) ALL AMOUNTS PAID TO DATE, AT THE TIME OF THE CLAIM, BY APPLE UNDER BOTH THE IP AGREEMENT AND THIS AGREEMENT OR (ii) $90 MILLION.

k)	Apple will not issue press releases or other publicity regarding this Agreement or its subject matter without the prior written approval of Company, except as may be required by federal securities law as determined in the reasonable judgment of Apple.

l)	Company will not issue press releases or other publicity regarding this Agreement or its subject matter without the prior written approval of Apple, except as may be required by federal securities law in accordance with this Section 10(l). If Company determines in its reasonable judgment that applicable federal securities law requires Company to make any public disclosures or filings with the United States Securities and Exchange Commission (the “SEC”) or the Nasdaq Stock Market disclosing or otherwise referencing the existence or any terms of this Agreement, Company will consult with Apple prior to making such disclosure or filing and provide Apple with a reasonable opportunity to review and comment on such disclosure or filing prior to making such disclosure or filing. Company will cooperate with Apple regarding any such disclosures or filings and use reasonable best efforts to redact such disclosures or filings to the extent reasonably requested by Apple and make such disclosure or filings subject to a Confidential Treatment Request.

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IN WITNESS WHEREOF, the parties have executed this Development Agreement as of the effective date shown above. Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

APPLE:		COMPANY:

APPLE INC.		AUTHENTEC, INC.

By:	/s/ Peter Oppenheimer	By:	/s/ Lawrence J. Ciaccia

Name:	Peter Oppenheimer	Name:	Lawrence J. Ciaccia

Title:	SVP and CFO	Title:	Chief Executive Officer

Date:		Date:

Address:		Address:

Attn:		Attn: